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Krista Sohm
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Mike Lei
(248) 435-6395
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Meritor Announces Appointment of Carl Anderson
as Senior Vice President and Chief Financial Officer

TROY, Mich., (March 13, 2019) – Meritor, Inc. (NYSE: MTOR) today announced that Carl Anderson, group vice president, Finance, has been appointed senior vice president and chief financial officer, effective immediately. Anderson’s appointment follows Kevin Nowlan’s decision to resign from his role as senior vice president and president, Trailer and Components and chief financial officer to accept a chief financial officer position with another company to be announced in the near future. Joe Plomin is appointed senior vice president and president, Aftermarket & Industrial and Trailer, and will assume expanded responsibility for the Trailer and Components businesses.

Jay Craig, CEO and president, said, “I am confident that today’s appointments will ensure a seamless transition for all of Meritor’s stakeholders. Carl has been a key member of our organization for the last 13 years and we are fortunate to have someone of his caliber step into the CFO role. Additionally, Joe’s deep knowledge of our business makes him ideally positioned to take on the additional responsibility of leading our Trailer and Components businesses. With our deep bench, leading market positions and talented employees, Meritor is strongly positioned to continue driving value for our shareholders.”

Craig continued, “Kevin’s contributions over the years have helped position Meritor as a global leader with a strong platform for growth and value creation. We wish Kevin the best in his future endeavors as we remain focused on executing on our M2022 objectives.”

“As I prepare to start the next chapter of my career, I am grateful for my experience at Meritor and take great pride in the value we have created,” said Nowlan. “It has been a privilege to work alongside the company’s dedicated team, and I believe Meritor is well-positioned for continued success.”

About Carl Anderson

Carl Anderson has served as Meritor’s group vice president, Finance, since March 2018. In this position, he has responsibility for Treasury, Investor Relations, Mergers and Acquisitions, Corporate Real Estate, Operational Finance, Shared Services and Accounting. Anderson joined Meritor in 2006 as the director of capital markets, holding positions of increasing responsibility. Before joining Meritor, he held a variety of finance and treasury roles at First Chicago NBD Bank and GMAC for more than 10 years.

Anderson earned a Bachelor of Arts in economics from Michigan State University and holds a Master of Business Administration from Wayne State University.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.